Exhibit 10.1
DELPHI CAPITAL MANAGEMENT, INC.
PENSION PLAN FOR ROBERT ROSENKRANZ
Effective January 1, 1992
Amended and Restated Effective as of December 18, 2008

SECTION 1
INTRODUCTION
Delphi Capital Management, Inc. (the “Employer”) hereby amends and restates, effective as of December 18, 2008, the Delphi Capital Management, Inc. Pension Plan for Robert Rosenkranz (the “Plan”) originally adopted effective January 1, 1992, as previously amended, in order to effect certain changes to the Plan in order to comply with Section 409A of the Code (as defined herein) and thus to preserve its purpose of serving as an additional inducement to Robert Rosenkranz to remain in its employ by providing him retirement and related benefits.

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SECTION 2
DEFINITIONS
The following words and phrases as used herein shall have the meanings specified below, unless a different meaning is plainly required by the context:
2.1	Actuarial Equivalent — shall mean a benefit of equivalent value based on factors developed from the following assumptions:
A.	the mortality assumption is based on the 1984 Unisex Pension Mortality Table, with a three-year setback in age for Robert Rosenkranz and no setback for Beneficiaries;

B.	the interest rate is 7-1/2%.
2.2	Actuary — shall mean the individual actuary or firm of actuaries selected by the Employer to provide actuarial services in connection with the administration of the Plan.

2.3	Annuity Starting Date — shall mean the date on which benefit payments commence under the Plan.

2.4	Affiliated Company — shall mean any corporation or other business entity which is included in a controlled group of corporations within which the Employer is also included, as provided in section 414(b) of the Code, or which is a trade or business under common control with the Employer, as provided in section 414(c) of the Code, or which constitutes a member of an affiliated service group within which the Employer is also included, as provided in section 414(m) of the Code.

2.5	Beneficiary — shall mean the person or entity who is to receive the payments, if any, that arc to be made under the Plan after Robert Rosenkranz’s death. Unless Robert Rosenkranz designates otherwise, his Beneficiary shall be his Spouse or, if there is none, his estate. Robert Rosenkranz may designate a person or entity to be his Beneficiary by filing with the Employer a written designation on a form provided for such purpose.

2.6	Board of Directors or Board — shall mean the Board of Directors of the Employer.

2.7	Code — shall mean the Internal Revenue Code of 1986, as amended, and the same as may be further amended from time to time.

2.8	Compensation — shall mean for any calendar year beginning on or about the Effective Date the aggregate of Robert Rosenkranz’s taxable income as reported on his Form W-2 from each Affiliated Company for that year plus amounts contributed for that year as a deferral under a cash or deferred arrangement described in section 401(k) of the Code or to a plan described in Section 125 of the Code, less (a) any severance pay, tuition, auto expense or moving expense reimbursements or allowances, (b) any taxable income arising from the exercise of stock options, the receipt or vesting of, or payment under, restricted or deferred shares or other equity-based awards and (c) any imputed taxable income resulting from Employer-provided group life insurance coverage which is included as taxable income on Form W-2.

2.9	Credited Service — shall mean the sum of (A) and (B) where (A) is Robert Rosenkranz’s years of employment with the Employer or an Affiliated Company from and after the Effective Date, with a partial year treated as a full year, and (B) is fourteen years.

2.10	Effective Date — shall mean January 1, 1992.

2.11	Employer — shall mean Delphi Capital Management, Inc. and any successor thereof.

2.12	Final Average Earnings — shall mean the average of Robert Rosenkranz’s Compensation for the five consecutive calendar years out of the last ten calendar years prior to his retirement or termination of employment with the Employer and each Affiliated Company which yields the highest average.

2.13	Normal Annuity Form — shall mean a straight life annuity for Robert Rosenkranz’s life.

2.14	Plan — shall mean the Delphi Capital Management, Inc. Pension Plan for Robert Rosenkranz as set forth herein and as it may be amended from time to time.

2.15	Retirement Date — shall mean the date on which Robert Rosenkranz Separates from Service with the Employer and all Affiliated Companies.
A.	Normal Retirement Date. Robert Rosenkranz’s Normal Retirement Date shall be the first day of the month coincident with or next following his 65th birthday.

B.	Late Retirement Date. Robert Rosenkranz’s Late Retirement Date shall be the first day of the month coincident with or next following his actual Separation from Service with the Employer and all Affiliated Companies after his Normal Retirement Date.
2.16	Separate From Service and Separation From Service — shall each have the meaning set forth in Treas. Reg. Section 1.409A-1(h).

2.17	Social Security Covered Compensation — shall mean the average of the contribution and benefit bases in effect under section 230 of the Social Security Act for each year in the 35-year period ending with the year in which Robert Rosenkranz attains his Social

Security Retirement Age. The determination for any year preceding the year in which Robert Rosenkranz attains his Social Security Retirement Age shall be made by assuming that there is no increase in the contribution and benefit bases in effect under section 230 of the Social Security Act after the determination year and before Robert Rosenkranz attains his Social Security Retirement Age.

2.18	Social Security Retirement Age — shall mean the retirement age applicable to Robert Rosenkranz under section 216(1) of the Social Security Act, except that such section shall be applied without regard to the age increase factor, and as if the early retirement age under section 216(1)(2) of such Act were 62.

2.19	Spouse — shall mean the person, if any, to whom Robert Rosenkranz is lawfully married at the time of his death prior to retirement, at the time of his retirement, or at the time his benefits are to commence, as the case may be.

SECTION 3
RETIREMENT INCOME AND OTHER BENEFITS
3.1	Retirement Benefit at Normal or Late Retirement Date. Robert Rosenkranz’s annual benefit on his Normal or Late Retirement Date, when paid in the Normal Annuity Form, shall be in an amount equal to (A) plus (B), minus (C), all determined as of the date benefits commence:
A.	.85% of Robert Rosenkranz’s Final Average Earnings which are not in excess of Social Security Covered Compensation plus 2% of Robert Rosenkranz’s Final Average Earnings in excess of Social Security Covered Compensation, multiplied by Credited Service (not to exceed 35 years), plus

B.	1% of the Robert Rosenkranz’s Final Average Earnings multiplied by Credited Service in excess of 35 years, minus

C.	Robert Rosenkranz’s benefit, paid in the form of a straight life annuity for his life under the Reliance Standard Life Insurance Company Pension Plan.
Notwithstanding the foregoing, if Robert Rosenkranz Separates from Service with the Employer and all Affiliated Companies on a Late Retirement Date, his benefit shall be the greater of the amount determined above as of his Late Retirement Date or the Actuarial Equivalent of the amount determined under the formula as of his Normal Retirement Date.

3.2	Annuity Starting Date. Subject to Section 3.3 below, payments shall begin with the first day of the first month following the month in which Robert Rosenkranz Separates from Service with the Employer and all Affiliated Companies on or after his Normal Retirement Date. The monthly payment shall be one-twelfth of the amount determined under Section 3.1.

3.3	Section 409A. It is intended that this Plan will comply with Section 409A of the Code and any regulations and guidelines issued thereunder, to the extent the Plan is subject thereto, and the Plan shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Plan, if Robert Rosenkranz is deemed on the date of his Separation From Service to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, the portion, if any, of such payment so required to be delayed shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his Separation From Service, or (ii) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section shall be paid to Robert Rosenkranz in a lump sum.

SECTION 4
PAYMENT FORM AND DISTRIBUTION OF BENEFITS
4.1	Normal Form of Retirement Benefit. Robert Rosenkranz’s benefit shall be paid in the Normal Annuity Form unless he elects an alternate form of payment in accordance with Section 4.2.

4.2	Retirement Income Option. Robert Rosenkranz may elect to receive his benefit in accordance with one of the following options in an annual amount of benefit which is the Actuarial Equivalent of the benefit payable in the Normal Annuity Form.
Options:	A reduced annual amount of benefit payable to Robert Rosenkranz for his life with 50% or 100% of such reduced annual amount continued upon his death to his designated Beneficiary for life.
The election of an Option and the designation of a Beneficiary in accordance with this Section shall be subject to the following rules:
A.	Any election (including but not limited to the designation of a Beneficiary) shall be made prior to Robert Rosenkranz’s Annuity Starting Date, and shall be in writing on forms provided for such purpose. No election, or revocation thereof, shall be permitted after the Annuity Starting Date.

B.	If any Beneficiary designated by Robert Rosenkranz under an option dies before his Annuity Starting Date, the election shall be deemed null and void and, unless he elects another option and designates another Beneficiary, the benefit shall be paid in accordance with Section 4.1.

C.	If any Beneficiary designated under the Options dies after Robert Rosenkranz’s Annuity Starting Date, the option shall continue in effect, the annual amount of benefit payable at the time of the Beneficiary’s death shall remain unchanged, and no further benefits shall be payable upon Robert Rosenkranz’s death.
SECTION 5
VESTING
5.1	Termination of Service. Robert Rosenkranz shall have a nonforfeitable right to the amount of benefit he has earned as calculated under Section 3.1 as of the date of his Separation from Service with the Employer and all Affiliated Companies.

SECTION 6
DEATH BENEFITS
6.1	General Rule. No death benefits shall be payable under this Plan except as provided by this Section 6.

6.2	Preretirement Surviving Spouse’s Annuity. If Robert Rosenkranz dies before commencing to receive payment of his benefit, his Spouse shall be entitled to receive monthly payments as hereafter provided. In each case, the benefit amount shall be derived from the formula under Section 3.1 based on Credited Service and Final Average Compensation at date of death with appropriate reductions to reflect early commencement and conversion to a joint and 50% survivor annuity.
A.	Death after age 55: Payments to the surviving Spouse shall be 50% of the amount Robert Rosenkranz would have received had he elected a joint and 50% survivor annuity with his Spouse as survivor annuitant and had retired on the day before his death and elected to have benefits commence immediately. The Annuity Starting Date shall be the first day of the month coinciding with or next following the date of Robert Rosenkranz’s death.

B.	Death before age 55: Payments to the surviving Spouse shall be determined as if Robert Rosenkranz had (i) separated from service on the date of his death, (ii) survived to age 55, (iii) retired with an immediate joint and 50% survivor annuity at age 55, and (iv) died on the day after the day on which he would have attained his 55th birthday. The Annuity Starting Date shall be the first day of the month coinciding with or next following the date Robert Rosenkranz would have attained age 55.

C.	The benefits payable pursuant to this Section 6.2 shall cease with the payment for the month in which the death of Robert Rosenkranz’s Spouse occurs.
6.3	Post-Retirement Death Benefit. If Robert Rosenkranz dies after payment of benefits begins, a death benefit shall be payable only if the method of payment he selected expressly provides for a survivor or other benefit payable upon his death.
SECTION 7
AMENDMENT AND TERMINATION OF PLAN
7.1	Termination. The Employer reserves the right to terminate the Plan at any time by action of its Board of Directors, with the prior approval of the Compensation Committee of the Board of Directors of the Employer’s parent, Delphi Financial Group, Inc., or any successor to such committee (the “Compensation Committee”). No termination shall be effective until written notice thereof is delivered to Robert Rosenkranz. In the event of any such termination, the Employer shall pay the benefit accrued through the date of delivery of notice of termination in accordance with the terms of the Plan.

7.2	Amendments. The Employer shall have the right, through its Board of Directors and subject to the prior approval of the Compensation Committee, to amend this Plan at any time and to any extent that it may deem advisable. Without the written consent of Robert Rosenkranz, no such amendment shall cause a reduction of benefits then accrued or in pay status or accelerate the payment of benefits earned under the Plan.
SECTION 8
ADMINISTRATION OF THE PLAN
8.1	Administration of the Plan. The Plan shall be administered by the Compensation Committee, as designee of the Board. The Compensation Committee shall have the power:
A.	to adopt such rules and regulations consistent with the provisions of the Plan;

B.	to construe and interpret the Plan and to resolve all questions arising under the Plan;

C.	to direct the Employer to pay benefits under the Plan; and

D.	to give such other directions and instructions as may be necessary for the proper administration of the Plan.
8.2	No Funding Required. The rights and benefits of Robert Rosenkranz and any Beneficiary hereunder shall be solely those of an unsecured creditor of the Employer. No assets acquired or held by the Employer shall be deemed to be held by the Employer in trust for any of them hereunder or to be security for the performance of any obligation of the Employer hereunder.

8.3	Controlling Law. This Plan and all questions relating to its validity, interpretation, performance or enforcement, shall be governed by and construed in accordance with the laws of the State of New York.

8.4	Assignment. Except for the right to designate a Beneficiary, Robert Rosenkranz may not assign, transfer, pledge or encumber his rights under this Plan. The right of any Beneficiary to the payment of benefits under this Plan may not be assigned, transferred, pledged or encumbered.

8.5	Facility of Payment. If the Employer finds that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, or a parent or a brother or sister, or to any person deemed by the Employer to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Employer may determine. Any such payment shall be a complete discharge of the liabilities of the Employer under this Plan.
8.6	Employment Agreement. Nothing contained herein shall be construed as conferring upon Robert Rosenkranz the right to continue in the Employer’s employ.

8.7	Other Benefits. Any amount payable under this Plan shall not be deemed salary or other compensation for the purpose of computing benefits to which Robert Rosenkranz may be entitled under any plan, program or arrangement of the Employer for the benefit of its employees.

8.8	Binding Agreement. This Plan shall be binding upon the Employer and its successors and assigns and shall be binding upon and inure to the benefit of Robert Rosenkranz and his Beneficiary. This Plan supersedes any prior agreement between Employer and Robert Rosenkranz with respect to the subject matter hereof.
          IN WITNESS WHEREOF, the Employer has caused this Plan to be executed and attested on its behalf by its duly authorized officers as of December 18, 2008.

ATTEST:		Delphi Capital Management, Inc.

By:	/s/ CHAD W. COULTER	By:	/s/ THOMAS W. BURGHART

	Chad W. Coulter		Thomas W. Burghart
	Secretary		Vice President and Treasurer